Exhibit 3.39

CERTIFICATE OF INCORPORATION
OF
CULVER EUROPE, INC.

        FIRST: The name of the corporation is CULVER EUROPE, INC.

        SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is one thousand (1,000) shares, $.01 par value, of common stock.

        FIFTH: (a) Any person (and the heirs, executors, administrators and estates of any such persons) who at any time shall serve, or shall have served, as a director or officer of the corporation or of any other enterprise at the request of the corporation, shall be indemnified by the corporation in accordance with and to the fullest extent authorized by the General Corporation Law of Delaware as it may exist from time to time, except as to any action, suit or proceeding brought by or on behalf of such director or officer without the prior approval of the board of directors. Any person (and the heirs, executors, administrators and estates of such persons) who at any time shall serve, or shall have served, as an employee or an agent of the corporation, or of any other enterprise at the request of the corporation, may be similarly indemnified at the discretion of the board of directors of the corporation.

          (b)   A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          (c)   Neither the amendment nor repeal of this Article Fifth, nor the adoption of any provision of the certificate of incorporation inconsistent with this Article Fifth, shall eliminate or reduce the effect of this Article in respect of any matter occurring or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        SIXTH: The name and mailing address of the incorporator is as follows:

Name	Mailing Address
William J. McKenna	Three First National Plaza Suite 3200 70 West Madison Street Chicago, Illinois 60602

        IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Certificate of Incorporation of Culver Europe, Inc. this 19th day of October 1987.

/s/ William J. McKenna William J. McKenna

CULVER EUROPE, INC.
a Delaware corporation

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

        Culver Europe, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

  FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

    RESOLVED that the Certificate of Incorporation of CULVER EUROPE, INC., be amended so that, as amended, Article First shall read as follows:

    FIRST:            The name of the Corporation is ION PROFESSIONAL PRODUCTS, INC.

  SECOND: That in lieu of a meeting and vote of the sole stockholder, the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Leonard H. Lavin, its President and Bernice E. Lavin, its Secretary/Treasurer the 26th day of October, 1990.

ATTEST:
By	/s/ Bernice E. Lavin Bernice E. Lavin Secretary/Treasurer	By	/s/ Leonard H. Lavin Leonard H. Lavin President